Exhibit 23.3
CONSENT OF SANLI, PASTORE & HILL, INC.
     We hereby consent to being named in the Amendment No. 2 to Registration Statement on Form S-1 of RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and in all subsequent amendments, including post-effective amendments, and supplements to Amendment No. 2 to Registration Statement (including all three prospectuses contained therein), in connection with our business valuations of the Company as of January 9, 2007 and April 16, 2007, and we further consent to the filing of this consent as an exhibit to such Amendment No. 2 to Registration Statement.

SANLI, PASTORE & HILL, INC.
By:	/s/ Thomas E. Pastore
Title : Chief Executive Officer
Name : Thomas E. Pastore

Dated January 7, 2008